OUTSOURCING SOLUTIONS INC.
--------------------------

Management Incentive Compensation Plan Description and Payout Guidelines


I.        Purpose

          Outsourcing Solutions Inc. (the Company) has created this Management Incentive Compensation Plan (Plan) to provide significant cash incentives for executives, managers, and other key personnel to attain the Revenue and Company's EBITDA or EBITDA, after Portfolio Amortization, if applicable and certain other business objectives as may be established by the Chief Executive Officer (CEO) and/or the Compensation Committee of the Board of Directors of the Company. The Plan is intended to provide financial recognition for the results these individuals achieve in exercising their judgement, initiative and effort.


II.       Effective Date

          This Plan is effective January 1, 2001, is intended to run annually thereafter concurrent with the Company's fiscal year (January 1 - December 31) and is subject to annual review / modification by the Chief Executive Officer.


III.      Participation

          Participation in the Plan is limited to executives, managers and equivalent and key professional personnel. Each year, senior management of the Company will recommend to the CEO the participants for that year.

          Once eligible, persons not employed in a designated position for a full calendar year will be eligible for incentive payments on a prorata basis for their period of participation. During the plan year, a person moving into a designated incentive position must be in that capacity by September 30 in order to receive a prorata incentive payment for the calendar year.

          An individual must be on the payroll at December 31 in order to be eligible to receive an incentive payment for that year. Participants who terminate employment after December 31 but prior to the date when payouts are made will not receive an incentive payment except at the discretion of the CEO. Participants whose employment is terminated during the year as a result of retirement, disability, or death may be eligible for a prorata incentive payment and will be at the discretion of the CEO.

          An employee is eligible to participate in only one Company incentive compensation plan at a time. Individuals participating in commission, override, or branch productivity plans are not eligible to participate in this Plan. Participants in this Plan are not eligible to participate in any other incentive plan nor given discretionary bonuses throughout the plan year.



IV.       Target Bonus Incentive Compensation Awards

          Target awards represent the percent of base salary at December 31 (end of plan year) that would be paid when Consolidated Corporate, Business Unit and Individual objectives are completely fulfilled. Payout will be done based upon the attainment of the financial and other incentives which will be set annually as part of the annual budget cycle. These incentives will be reflected in the format on the attached matrices. Bonuses payable pursuant to this Plan will be calculated (in whole numbers) by determining the appropriate payout from the applicable matrices. The appropriate percentage will be an absolute percentage from the matrices and will not be an interpolation from the matrices. While these awards will be determined based on the actual performance of the company utilizing the attached matrices, in no case will the bonuses exceed 160% of the target.

          In general, subject to the discretion of the CEO, no corporate, leverage, business unit, or individual bonuses will be paid if actual Consolidated Corporate Revenue and EBITDA after Portfolio Amortization is less than as indicated on the matrix chart.

          Unbudgeted acquisition impact on target performance will be measured at a rate of 50% of incremental Revenue and EBITDA or EBITDA, after Portfolio Amortization. Acquisition impact on targets will generally affect only the Consolidated Corporate Portion of the award. Acquisition impact will affect the Business Unit targets if the acquired entity becomes a part of the Business Unit.


V.        Performance Criteria

          A. Corporate Criteria: Represent W percent of total target award and will be determined on the percentage attainment of approved Consolidated Corporate Revenue and EBITDA less Portfolio Amortization objectives as determined annually.

          B. Leverage Criteria: Represent X percent of total target award and will be determined on the level of year-end leverage ratio attained.

          C. Business Unit Criteria (SBU & Ind. Group): Represent Y percent of total target award and will be determined on the percentage attainment of approved business unit Revenue and EBITDA or EBITDA less Portfolio Amortization objectives as determined annually.

          D. Individual Criteria: Represent Z percent of total target award and will be determined based on the attainment of individual objectives as judged by each participant's supervisor subject to approval and/or adjustment by the CEO. Individual objectives will be weighted, with the total weight equal to 100% of the individual portion (Z) of the total target award.

          E. Objective Mix: Target awards will be determined based upon an appropriate mix of Corporate, Leverage, Business Unit(s) and Individual objectives as approved by the CEO. The mix of objectives should consider the nature and direct financial impact of an individual's responsibilities as they relate to the overall financial results of the Company. Performance criteria mix will be represented in whole number percentages and must total 100%. No more than 50% can be placed in the Individual criteria unless approved by the CEO. In the majority of cases, criteria mix should be consistent among like jobs.

          F. Computation Examples:

             Assume: SBU Mgmt eligible for 20% target based on 10% Corporate, 10%, Leverage, 60%, Business unit and 20% Individual:

             Base Salary:                             $80,000
             Target Award:                            20% of base or $16,000
                  Corporate portion:                  10% of $16,000 or $1,600
                  Leverage portion:                   10% of $16,000 or $1,600
                  Business unit portion:              60% of $16,000 or $9,600
                  Individual portion:                 20% of $16,000 or $3,200
             Minimum award:                           0%
             Maximum award:                           $25,600

             1. Performance  Situation #1:
                --------------------------
                Corporate  performance 85%
                  of plan,payout (85% x1,600):                        $  1,360
                Leverage  performance  80%
                  of plan,payout (80% x 1,600):                       $  1,280
                Business unit  performance 100%
                  of plan,  payout  (100% x  9,600):                  $  9,600
                Individual  performance judged  110%
                  of plan,  payout  (110% x 3,200):                   $  3,520
                                                                      --------
                                                                      $ 15,760

             2. Performance Situation #2:
                -------------------------
                Corporate performance 115%
                  of plan, payout (115% x1,600):                      $  1,840
                Leverage performance 100%
                  of plan, payout (100% x 1,600):                     $  1,600
                Business unit performance 100%
                  of plan, payout (100% x 9,600):                     $  9,600
                Individual performance judged 85%
                  of plan, payout (85% x 3,200):                      $  2,720
                                                                      --------
                                                                      $ 15,760

             3. Performance Situation #3:
                -------------------------
                Corporate performance 100%
                  of plan, payout (100% x 1,600):                     $  1,600
                Leverage performance 120%
                  of plan, payout (120% x 1,600):                     $  1,920
                Business unit performance 85%
                  of plan, payout (85% x 9,600):                      $  8,160
                Individual performance judged 70%
                  of plan, payout (70% x 3,200):                      $  2,240
                                                                      --------
                                                                      $ 13,920


VI.       Bonus Incentive Compensation Pool

          A Bonus Incentive Compensation Pool will be accrued annually and will be allocated among participants based on a combination of corporate, leverage, business unit, and individual performance. The size of the pool will be determined annually based on Company and Business Unit performance against targets and the base salaries of the participants of the Plan.


VII.      Plan Administration

          Participation: In December of each year Management will compile a list of all employees eligible for the following year and a recommended performance criteria mix for each and submit it for review and approval by the CEO.

          Changes to Performance Criteria Mix: Changes to an individual's Target % of Base or Performance Criteria Mix must have prior approval from the appropriate Senior Executive and CEO.

          Payouts: Payouts will be made in a single lump sum by March 31 of the year following the year in which bonuses were earned. Tax regulations (e.g. federal, state, county, local) for lump sum distribution will apply.


VIII.     Management Rights

          This Plan replaces the 2000 Management Incentive Plan. Outsourcing Solutions Inc. reserves the right to alter, amend, suspend, or terminate this Plan prospectively (and any other variable compensation plan) at any time without notice and without any future liability.

          Designation of job classification, salary grade, or an individual neither guarantees the individual a right to a bonus nor a right to continued employment. The payout guidelines and formulas described in
          Section V herein, as well as actual payouts recommended, may be adjusted, modified, revised or eliminated at any time at the discretion of the CEO subject to approval of the Compensation Committee of the Board of Directors.

          An employee who is included in this Plan may be given certain individual performance objectives to achieve in order to qualify for any bonus payment. Such objectives, and the standards by which achievement is measured, may vary from job-to-job, and will be determined early each calendar year through discussions between the employee's supervisor and the employee, and must be approved by the supervisor's supervisor. Approved individual performance objectives must be submitted in writing to the CEO for approval no later than the later of (i) March 31 or (ii) 30 days following the date the participant is selected to participate in the Plan of the calendar year for which they apply. Such individual performance objectives may be reviewed and modified by meeting and co-signed agreement of the employee and the employee's supervisor at any time during the calendar year.